Exhibit 99.1

Bayer AG
Investor Relations
51368 Leverkusen
Germany
www.investor.bayer.com

Bayer to issue mandatory convertible notes

Leverkusen, November 15, 2016

The Management Board of Bayer AG (the “Company”) decided today with the approval of the Supervisory Board to issue subordinated mandatory convertible notes for EUR 4 billion (the “Notes”) excluding the pre-emptive rights of the shareholders of the Company.

The issuance of the Notes represents the first component of the previously announced equity capital measures of around USD 19 billion in connection with the contemplated Monsanto acquisition. The net proceeds of the offering are intended for the early replacement of a portion of the undrawn commitments under the syndicated term loan facility agreement entered into by Bayer.

The Notes, with a principal amount of EUR 100,000 each, will be issued by Bayer Capital Corporation B.V. under the subordinated guarantee of Bayer AG. At maturity outstanding Notes will be mandatorily converted into new or existing ordinary shares of Bayer AG.

The Notes will be issued at par, with a maximum conversion premium of 20 per cent to 25 per cent above the reference price and a coupon of 5.125 per cent to 5.625 per cent per annum. The reference price is expected to be equal to the share price determined in a concurrent placement of existing shares from hedging transactions of individual mandatory convertible notes investors.

The Notes will mature on November 22, 2019, whilst the terms and conditions provide for conversion rights of the noteholders and Bayer prior to maturity. The Company will determine the final terms of the offering including the coupon, conversion premium, reference price and issue size after completion of an accelerated bookbuilding process, which is expected to be finalized no later than November 16, 2016.

The Notes will be offered by a syndicate of banks via international private placements exclusively to institutional investors outside the United States, to non-U.S. persons in reliance on Regulation S of the U.S. Securities Act and to U.S. persons and into the United States to qualified institutional buyers only in reliance on Rule 144A under the U.S. Securities Act.

Bayer would like to expressly state that there is currently no assurance that the closing conditions of the agreed acquisition of Monsanto will be satisfied. The implementation of this capital procurement measure will not be done either with the intention of pre-empting a decision by the regulatory authorities nor can it be interpreted as an indicator of any information received by Bayer from the authorities concerning the outcome of the process.

Bayer Investor Relations contacts:

Dr. Jürgen Beunink (+49-214-30-65742)

Peter Dahlhoff (+49-214-30-33022)

Judith Nestmann (+49-214-30-66836)

Constance Spitzer (+49-214-30-33021)

Prof. Dr. Olaf Weber (+49-214-30-33567)

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.”  Actual results could differ materially from those projected or forecast in the forward-looking statements.  The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate Monsanto’s operations into those of Bayer Aktiengesellschaft (“Bayer”); such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Bayer in connection with the transaction and the potential impact on the rating of indebtedness of Bayer; the effects of the business combination of Bayer and Monsanto, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2016 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com.  Bayer assumes no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto Company (“Monsanto”) and Bayer Aktiengesellschaft (“Bayer”).  In connection with the proposed merger, on November 10, 2016, Monsanto filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and other documents relating to the proposed transaction and mailed the Proxy Statement and proxy card to Monsanto’s stockholders.  BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE PROXY STATEMENT CAREFULLY, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain a copy of the Proxy Statement and the other documents filed with the SEC free of charge at the SEC’s website, http://www.sec.gov, and Monsanto’s website, www.monsanto.com.  In addition, the documents may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling +1 (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction.  Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, which was filed with the SEC on October 19, 2016.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and may be contained in other relevant materials filed with the SEC in respect of the proposed transaction.

Additional Information

This communication constitutes neither an offer to sell nor a solicitation to buy any securities of Bayer or its subsidiaries. The mandatory convertible notes have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States of America absent registration or an applicable exemption from the registration requirements under the Securities Act.

In the United Kingdom, this document is only being distributed to and is only directed at persons who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) or (ii) are persons falling within Article 49(2)(a) to (d) of the Order (high net worth companies, unincorporated associations, etc.) (all such persons together being referred to as “Relevant Persons”).  This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons.  Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.